Exhibit 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports First Quarter 2006 Results

Chesterfield, MO - April 25, 2006 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported first quarter net income increased to $3.0 million, or $0.11 per diluted share, from $0.4 million, or $0.01 per diluted share, in the year-earlier quarter, reflecting strong performance in the Tite Liner® segment and ongoing improvement in the rehabilitation segment. Consolidated revenues increased 5.3% to $143.6 million from $136.3 million the prior year.
“First quarter results exceeded our business plan and we are increasingly optimistic about prospects for our full-year performance,” explained Thomas S. Rooney, Jr., president and chief executive officer. “All three business segments, including tunneling, are displaying signs of positive momentum. We fully expect the losses at tunneling to decline substantially as 2006 progresses and are confident that our strategic moves have tunneling headed in the right direction.”
Our results this year also included $1.2 million, or $0.7 million after-tax and $0.03 per share, of additional expenses related to new stock option accounting rules. We expect to expense $2.7 million, or $1.6 million after-tax and $.06 per share, for the full year related to stock options.
Rooney continued, “The outlook at Tite Liner® remains exceptionally bright, and while rehabilitation’s backlog, as expected, was up only moderately in the first quarter, we look for a noticeable pick-up in orders for the year.”
Revenue and gross profit in the rehabilitation segment increased 6.1% to $111.7 million and 6.4% to $25.3 million, respectively, during the first quarter 2006 compared to the first quarter of 2005 due to improved crew productivity, a larger proportion of medium- and large-diameter projects that typically generate higher revenues and gross margins, and continued manufacturing and logistics efficiency gains. Revenue gains were primarily in the North American CIPP operations, while Europe declined due to low workable backlog that persisted during most of the quarter. Operating income in the rehabilitation segment totaled $6.5 million, an increase of 26.1% over year-ago levels, primarily due to higher revenues, improved crew productivity and slightly lower operating expenses.
The prior implementation of a more selective bidding strategy in the tunneling segment caused lower backlog, which contributed to a revenue decline of 19.1% to $19.4 million compared to the prior year quarter. The combination of management’s focus on completing existing large and problematic jobs and the more selective bidding strategy has resulted in a backlog decline over the past several quarters. Tunneling posted a loss at the gross profit line during the quarter of $0.6 million, due primarily to the problematic projects that are nearing completion, but continued to contribute to losses, along with underutilized equipment costs and the effects of low backlog. These losses were partially offset by a $0.9 million benefit to gross margin related to amounts previously reserved for rain contingencies on the Chicago project, which is in the final stages of completion. Operating expenses in the tunneling segment decreased 34.1% on a year-over-year basis due to reductions in administrative staffing and related costs to adjust to a lower operating base as well as lower allocated corporate costs necessary to support the business. Tunneling’s operating loss decreased to $3.0 million from $3.4 million.
Due to a strong market driven by high oil and other commodity prices, the Tite Liner® segment’s revenues climbed 76.4% to $12.5 million compared to $7.1 million in 2005. Increased revenues in the segment were attributable to higher backlog and increased volume, primarily in South America and other international markets. The gross profit margin rose to 31.5% from 28.5% due to improved margins worldwide, particularly in Canada and South America, as a result of efficiencies gained from increased volume. Operating expenses were considerably higher during the quarter because of additional staffing and corporate expenses allocated to the segment to support business growth. However, operating expenses as a percent of revenue fell to 12.8% in 2006 compared to 15.6% in 2005. Operating income in the Tite Liner® segment increased 155.7% to $2.3 million, an 18.7% operating margin for the quarter.
Operating expenses, on a consolidated basis, declined by 2.4%, or $0.6 million, due to lower tunneling administrative costs and controlled corporate expenses despite the increase in compensation expense of $1.2 million during the first quarter of 2006 related to the newly implemented accounting rules governing the expensing of stock options.
The unrestricted cash balance declined $12.9 million to $64.1 million at March 31, 2006 compared to December 31, 2005, primarily due to the regularly scheduled amortization payment of $15.7 million on the Company’s Senior Notes. Cash used by investing activities included $3.4 million in capital expenditures used to further develop the steam inversion process and the replacement of older equipment. Cash flow from operating activities provided $2.3 million in the first quarter of 2006 compared to $13.0 million used in the first quarter of 2005. Due primarily to the growth in revenues during the quarter, operating assets and liabilities increased by $7.7 million. The increase in operating assets and liabilities a year ago was $18.5 million, with the difference primarily attributable to stronger cash management practices now in place.
Total contract backlog decreased to $286.5 million at March 31, 2006, compared to $299.8 million at December 31, 2005 and $294.1 million at March 31, 2005. Contract backlog in the rehabilitation segment increased 1.4%, or $2.9 million, compared to December 31, 2005 and 19.2%, or $34.8 million, compared to March 31, 2005 due to growth in many of the North American regions. Tite Liner® contract backlog held steady at $20.1 million at March 31, 2006 compared to $20.2 million at December 31, 2005. However contract backlog was up more than 50% from year-ago levels because of significant increases of international work, including South America and Canada. Tunneling backlog, as expected, continued to decline compared to levels in December and March 2005. At March 31, 2006 contract backlog was $50.2 million compared to $66.3 million at December 31, 2005 and $99.5 million at March 31, 2005.
Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.
This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this news release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected and include, among others, our belief that we are taking the right steps to return the Company’s tunneling division to a respectable level of profitability and our expectation of when we will complete several tunneling projects. Factors that could affect results include, among others, the competitive environment for the Company’s products and services, the availability and pricing of raw materials used in the Insituform® cured-in-place

Exhibit 99.1

(“Insituform CIPP”) process, increased competition upon expiration of the Company’s patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company’s work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with its financial covenants, the regulatory environment, weather conditions, the outcome of the Company’s pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2006	2005
Revenues	$143,564	$136,277
Cost of revenues	114,899	110,178
Gross profit	28,665	26,099
Selling, general and
administrative	22,887	23,458
Operating income	5,778	2,641
Other (expense) income:
Interest expense	(1,809)	(2,167)
Interest income	518	291
Other	133	45
Total other expense	(1,158)	(1,831)
Income before taxes
on income	4,620	810
Taxes on income	1,594	283
Income before minority
interests and equity in
earnings	3,026	527
Minority interests	(27)	(40)
Equity in earnings (losses) of
affiliated companies	35	(87)
Net Income	3,034	400
Basic earnings per share:	$0.11	$0.01
Diluted earnings per share:	$0.11	$0.01
Weighted-average common
shares- basic	26,918	26,745
Weighted-average common
and equivalent shares-
diluted	27,347	26,918

Exhibit 99.1

SEGMENT DATA
Revenues
Rehabilitation	$111,658	$105,228
Tunneling	19,384	23,949
TiteLiner®	12,522	7,100
Total revenues	$143,564	$136,277
Gross profit
Rehabilitation	$25,334	$23,807
Tunneling	(616)	265
TiteLiner®	3,947	2,027
Total gross profit	$28,665	$26,099
Operating income (loss)
Rehabilitation	$6,460	$5,122
Tunneling	(3,029)	(3,399)
TiteLiner®	2,347	918
Total operating income	$5,778	$2,641

Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,148	$77,069
Restricted cash	6,512	5,588
Receivables	84,516	85,896
Retainage	33,806	33,138
Costs and estimated earnings
in excess of billings	39,647	32,503
Inventories	18,989	15,536
Prepaid expenses and other assets	23,579	24,294
TOTAL CURRENT ASSETS	271,197	274,024
PROPERTY, PLANT AND EQUIPMENT,
less accumulated depreciation	93,170	95,657
OTHER ASSETS
Goodwill	131,536	131,544
Other assets	15,774	17,103
TOTAL OTHER ASSETS	147,310	148,647
TOTAL ASSETS	$511,677	$518,328
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term
debt and line of credit	$16,646	$18,264
Accounts payable and accrued
expenses	94,110	94,560
Billings in excess of costs
and estimated earnings	15,680	14,017
TOTAL CURRENT LIABILITIES	126,436	126,841
LONG-TERM DEBT, less current
maturities	65,055	80,768
OTHER LIABILITIES	5,102	5,497
TOTAL LIABILITIES	196,593	213,106
MINORITY INTERESTS	1,759	1,726
TOTAL STOCKHOLDERS' EQUITY	313,325	303,496
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$511,677	$518,328

Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$3,034	$400
Adjustments to reconcile net cash provided
by (used in) operating activities:
Depreciation	5,059	4,573
Amortization	307	423
Deferred income taxes	(575)	4
Equity-based compensation expense	1,420	84
Other	1,652	84
Change in restricted cash related to
operating activities	(925)	(96)
Changes in operating assets and liabilities	(7,698)	(18,473)
Net cash provided by(used in)
operating activities	2,274	(13,001)
Cash flows from investing activities:
Capital expenditures	(3,383)	(7,631)
Proceeds from sale of fixed assets	250	33
Liquidation of life insurance
cash surrender value	1,423	-
Net cash used by investing activities	(1,710)	(7,598)
Cash flows from financing activities:
Proceeds from stock option exercises	3,012	26
Additional tax benefit from stock
option exercises	625	-
Principal payments on long-term debt	(15,726)	(15,738)
Principal payments on notes payable	(1,606)	-
Deferred financing costs paid	(103)	(260)
Net cash used in financing activities	(13,798)	(15,972)
Effects of exchange rates on cash	313	(1,178)
Net decrease in cash and cash
equivalents	(12,921)	(37,749)
Cash and cash equivalents, beginning
of period	77,069	93,246
Cash and cash equivalents, end of period	64,148	55,497

CONTACT:           Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000